December 1, 2009

State Street Bank and Trust Company
Lafayette Corporate Center, LCC2S
2 Avenue de Lafayette
Boston, MA 02111-1724
Attention:  Neal J. Chansky, Senior Vice President

Re:           Neuberger Berman Custodian Contracts

Ladies and Gentlemen:

Reference is hereby made to the Custodian Contracts set forth in Schedule A hereto (the “Agreements”), by and among State Street Bank and Trust Company, as Custodian (“State Street”), and each of the Neuberger Berman funds party thereto (the “Funds” and together with State Street, the “Parties”).

The Parties negotiated amendments to each of the Agreements in 2001, in order to comply with the requirements of certain revisions to Rule 17f-5 and the adoption of Rule 17f-7 promulgated under the Investment Company Act of 1940, as amended.  During the course of these negotiations, Section 3.10 – “Reimbursement for Advances” of each of the Agreements was deleted.  Each of the Parties hereby agrees, as of the date of this letter, that such Section 3.10, as originally drafted, is binding and in full force and effect.

If the foregoing is acceptable to you, kindly indicate your consent by executing the enclosed duplicate original copy of this letter pursuant to Section 16 of each of the Agreements.  Such consent shall indicate your agreement that this letter constitutes an interpretive or additional provision of the Agreements as of the date of this letter.

Sincerely,

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
	Name:	Michael F. Rogers
	Title:	Executive Vice President

Agreed and accepted:

EACH OF THE NEUBERGER BERMAN FUNDS
LISTED ON SCHEDULE A HERETO, ON BEHALF
OF ITSELF OR ITS PORTFOLIOS AS APPLICABLE

By:	/s/ Robert Conti
	Name:	Robert Conti
	Title:	President

Schedule A

Custodian Contracts

Custodian Contract between Neuberger Berman Advisers Management Trust and State Street Bank and Trust Company dated as of March 1, 1995, as amended and supplemented from time to time

Custodian Contract between Neuberger Berman Equity Funds and State Street Bank and Trust Company dated as of August 2, 1993, as amended and supplemented from time to time

Custodian Contract between Neuberger Berman Income Funds and State Street Bank and Trust Company dated as of July 2, 1993, as amended and supplemented from time to time